Exhibit 10.1
AMENDMENT NO. 1
     This Amendment No. 1 (this “Amendment”) is dated as of March 28, 2006 and is to the Third Amended and Restated Credit Agreement, dated as of October 3, 2003, amended and restated as of November 17, 2003, and December 21, 2004, and as further amended and restated as of December 15, 2005 (the “Credit Agreement”), among BASIC ENERGY SERVICES, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS LOAN FINANCE LLC, as Swingline Lender and as a Lender, BANK OF AMERICA, N.A., as Syndication Agent, HIBERNIA NATIONAL BANK, as co-documentation agent, BNP PARIBAS, as co-documentation agent and UBS AG, STAMFORD BRANCH, as Issuing Bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as Collateral Agent for the Secured Parties and the Issuing Bank. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement.
W I T N E S S E T H:
     WHEREAS, Section 11.02 of the Credit Agreement permits the Credit Agreement to be amended from time to time with the written consent of the Required Lenders;
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     SECTION ONE Amendments.
     (a) The definition of “Debt Issuance” shall be replaced in its entirety with the following:
     “Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Sections 6.01(a) through (f) and (h) through (j)).
     (b) The definition of “LC Commitment” shall be amended by replacing “$20.0 million” with “$30.0 million”.
     (c) The definition of “Leases” shall be amended by adding the following sentence at the end thereof:
     “Notwithstanding the foregoing, the definition of Leases shall not include Capital Lease Obligations.”

     (d) The definition of “Permitted Subordinated Indebtedness” shall be replaced in its entirety with the following:
     ““Permitted Unsecured Indebtedness” shall mean senior or senior subordinated debt of the Borrower, (i) the terms of which (a) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to 90 days after the Term B Maturity Date, (b) do not materially and adversely restrict or limit the ability of Borrower or any of its subsidiaries to perform their obligations under any of the Loan Documents and (c) to the extent subordinated debt, provides for customary subordination of the obligations under the Loan Documents and (ii) the covenants, events of default, subsidiary guarantees, credit support and subordination terms are customary for similar offerings by issuers with credit ratings comparable to that of the issuer of such debt and the subordination terms are otherwise satisfactory to the Administrative Agent.”
     (e) The term “Permitted Subordinated Indebtedness” shall be replaced with the term “Permitted Unsecured Indebtedness” in each instance such term appears in the Credit Agreement (being Section 6.01(g), twice in Section 6.09 and in Section 6.10).
     (f) The phrase “or any Permitted Unsecured Indebtedness” shall be inserted following the words “relating to the Loans” in the definition of “Secured Parties.”
     (g) The first paragraph of Section 2.10(h) of the Credit Agreement shall be amended and replaced in its entirety with the following:
     “(h) Application of Prepayments. Any prepayments of Loans pursuant to Section 2.10(c), (d), (e) or (f) shall be applied to reduce scheduled payments of Term B Loans required under Section 2.09(a) on a pro rata basis among the payments due on each Term B Loan Repayment Date based on the payments then due on each Term B Loan Repayment Date. After application of mandatory prepayments described above in this paragraph (h) and to the extent there are mandatory prepayment amounts remaining after such application, (1) any outstanding Revolving Loans shall be repaid ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such excess and (2) in the event any such mandatory prepayments of Revolving Loans are made pursuant to Sections 2.10(c) or (f) or, other than with respect to Permitted Unsecured Indebtedness, Section 2.10(d), the Revolving Commitments shall be reduced ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such amount prepaid pursuant to clause (1) of this paragraph (h), and Borrower shall comply with Section 2.10(b).”
     (h) Section 2.18(b) of the Credit Agreement shall be amended by replacing “$20.0 million” with “$30.0 million”.

     (i) Section 5.01(h) of the Credit Agreement shall be amended by replacing “each fiscal month” with “each fiscal quarter”.
     (j) Section 5.10 of the Credit Agreement shall be amended and replaced in its entirety with the following:
     “SECTION 5.10. Interest Rate Protection . Borrower shall maintain or cause to be maintained, until the earlier of (i) the date on which all Term B Loans are discharged or paid in accordance with the terms hereof and (ii) through May 28, 2006, Interest Rate Agreements acceptable to the Administrative Agent that result in at least $65,000,000 of the aggregate principal amount of Borrower’s Consolidated Indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.”
     (k) Section 6.01(c) of the Credit Agreement shall be amended by replacing it in its entirety with the following:
     “(c) Indebtedness of any Company under Interest Rate Agreements entered into in order to fix the effective rate of interest on the Loans in compliance with Section 5.10 and such other non speculative Interest Rate Agreements which may be entered into from time to time by any Company and which such Company in good faith believes will provide benefits or protection with respect to Indebtedness then outstanding, and permitted to remain outstanding, pursuant to the other provisions of this Section 6.01;”
     (l) Section 6.02(f) of the Credit Agreement shall be amended by replacing “$1,000,000” with “$10.0 million”.
     (m) Section 6.02(n) of the Credit Agreement shall be amended by replacing “$5.0 million” with “$10.0 million”.
     (n) Section 6.04(l) of the Credit Agreement shall be amended and replaced in its entirety with the following:
     “(l) scheduled payments of Earn Out Obligations.”
     (o) Section 6.06(b) of the Credit Agreement shall be amended by inserting the following clause at the beginning thereof:
     “Until such date (the “Permitted Unsecured Indebtedness Trigger Date”) as Borrower has issued at least $200 million of Permitted Unsecured Indebtedness in compliance with this Agreement, ”
     (p) Section 6.06 of the Credit Agreement shall be further amended by inserting the following new Section 6.06(c):

     “(c) On and after the Permitted Unsecured Indebtedness Trigger Date, Borrower may pay cash Dividends from time to time, so long as:
      (i) no (A) Event of Default exists or (B) (on a pro forma basis after giving effect to payment of such Dividends) Default would result therefrom at the time of declaration thereof and, either
      (ii) the amount of such Dividend does not exceed (A) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter ending after the Permitted Unsecured Indebtedness Trigger Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), minus (B) the aggregate amount of all other Dividends made after the Third Amendment and Restatement Effective Date (including, for the avoidance of doubt, Dividends made pursuant to clause (iii), below, of this Section 6.06(c)); or
      (iii) the aggregate amount of such Dividend, when combined with all other Dividends paid during the same fiscal year does not exceed $10 million.”
     (q) Section 6.16 of the Credit Agreement shall be deleted in its entirety.
     (r) Section 8.01(f) of the Credit Agreement shall be amended by replacing “$1.0 million” with “$10.0 million”.
     (s) Section 8.01(g) of the Credit Agreement shall be amended by adding the following parenthetical at the end of clause (iii):
     “(excluding, for purposes of clarification, any Liens on bonds or other collateral posted pursuant to a court order while there exists an effective stay of enforcement of a judgment)”
     SECTION TWO Conditions to Effectiveness. This Amendment shall become effective as of the date hereof (the “Effective Date”) if the Administrative Agent shall have received (i) counterparts of this Amendment executed by the Borrower, (ii) signature pages to this Amendment executed by the Issuing Bank and a number of Lenders sufficient to constitute the Required Lenders and (iii) payment from the Borrower for the account of each Lender which shall have delivered to the Administrative Agent a copy of this Amendment No. 1 executed by such Lender before 5:00 p.m. New York City time on March 28, 2006, an amendment fee equal to 0.10% of such Lender’s total Commitments. The effectiveness of this Amendment is further conditioned upon the accuracy of the representations and warranties set forth in Section Three hereof and the payment of the fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent.
     SECTION THREE Representations and Warranties; Covenants. In order to induce the Required Lenders to enter into this Amendment, each Borrower represents and warrants to each of the Lenders that both before and immediately after giving effect to this Amendment: (a) no Default or Event of Default has occurred and is continuing and (b) all of the representations and warranties in the Credit Agreement and in the other Loan Documents are true and complete in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
     SECTION FOUR Reference to and Effect on the Credit Agreement. On and after the Effective Date, each reference in the Credit Agreement to the “Agreement,” “hereunder,” “hereof” or words of like import referring the Credit Agreement, and each reference in each of the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, or constitute a waiver of any provision of any of the Loan Documents.
     SECTION FIVE Costs and Expenses. Whether or not the Effective Date occurs, the Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP , counsel to the Administrative Agent).
     SECTION SIX Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.
     SECTION SEVEN Lender Signatures. Each Lender that signs a signature page to this Amendment shall be deemed to have approved this Amendment and shall be further deemed for the purposes of the Loan Documents to have approved this Amendment. Each Lender signatory to this Amendment agrees that such Lender shall not be entitled to re ceive a copy of any other Lender’s signature page to this Amendment, but agrees that a copy of such signature page may be delivered to Borrowers and the Administrative Agent.
     SECTION EIGHT Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).
[Signature Pages Follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BASIC ENERGY SERVICES, INC., as Borrower
By:	/s/ Alan Krenek
	Name:	Alan Krenek
	Title:	Vice President, Chief Financial Officer and Treasurer

UBS AG, STAMFORD BRANCH, as Administrative Agent and Issuing Bank
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services, US

By:	/s/ Pamela Oh
	Name:	Pamela Oh
	Title:	Associate Director Banking Products Services, US